Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PARTICIPATING
PERPETUAL PREFERRED STOCK,
PAR VALUE $0.0001 PER SHARE, OF
SYNCHRONOSS TECHNOLOGIES, INC.

Pursuant to Sections 151 and 103 of the
General Corporation Law of the State of Delaware

The undersigned, Chief Executive Officer, does hereby certify that:

1.              The undersigned is the Chief Executive Officer of Synchronoss Technologies, Inc., a Delaware corporation (the “Company”);

2.              The Company is authorized to issue ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), none of which has been issued; and

3.              The following resolutions were duly adopted by the board of directors of the Company (the “Board of Directors”):

WHEREAS, the Company’s Restated Certificate of Incorporation, as may be amended, modified or supplemented from time to time (the “Certificate of Incorporation”), authorizes the Board of Directors to issue, without stockholder approval, Preferred Stock by filing a certificate pursuant to the laws of the State of Delaware to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof;

WHEREAS, it is the desire of the Board of Directors to fix the designation, powers, preferences and rights of a new series of the Preferred Stock, which shall consist of eight hundred thousand (800,000) shares of Preferred Stock that the Company has the authority to issue as Series A Convertible Participating Perpetual Preferred Stock, as follows.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by Article IV of the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of eight hundred thousand (800,000) shares of Preferred Stock, par value $0.0001 per share, having the powers, preferences and rights, and qualifications, limitations and restrictions that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation and hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1                                             Designation. The designation of the series of Preferred Stock is “Series A Convertible Participating Perpetual Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”).  Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.  The Series A Preferred Stock shall be perpetual, unless redeemed or converted in accordance with this Certificate of Designations.

Section 2                                             Number of Shares. The authorized number of shares of the Series A Preferred Stock is 800,000.  Series A Preferred Stock that is redeemed, purchased or otherwise acquired by the Company, or converted into another class or series of Capital Stock, shall not be reissued as Series A Preferred Stock and the Company shall take such actions as are necessary to cause such acquired or converted shares to resume the status of authorized but unissued shares of Preferred Stock.

Section 3                                             Defined Terms and Rules of Construction.

(a)                                 Definitions. As used herein with respect to the Series A Preferred Stock:

“Accrued Amount” shall mean, with respect to any share of the Series A Preferred Stock, the sum of the Liquidation Preference and the Accrued Dividends with respect to such share, in each case, as of the applicable date of redemption.

“Accrued Dividends” shall mean, as of any date, with respect to any share of the Series A Preferred Stock, all Preferred Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in cash or in kind.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Quarter” has the meaning ascribed to it in Section 9(b).

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Board of Directors” has the meaning ascribed to it in the Recitals above.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company in effect on the date hereof, as they may be amended from time to time.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) stock issued by the Company.

“Capped Holders” has the meaning ascribed to it in Section 5(c)(1).

“Certificate of Designations” shall mean this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning ascribed to it in the Recitals above.

“Change of Control” shall mean the occurrence of any of the following:

(1) any “person” or “group” (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes the Beneficial Owner of more than 50% of the total voting power of the Voting Stock; or

(2) Consummation of a reorganization, reclassification, merger, tender offer, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the shares of Voting Stock immediately prior to such Business Combination beneficially own, immediately following the Business Combination and any related transactions, more than 50% of the outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Voting Stock, as the case may be; and (B) no Person beneficially owns 50% or more of the outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or of the combined voting power of the outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Closing Price” shall mean the per share closing price of the Common Stock, or if no closing sale price is reported, the last reported sale price on the applicable Trading Day on the Nasdaq Global Select Market (or, if the Common Stock is not traded on Nasdaq Global Select Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company” has the meaning ascribed to it in the Recitals above.

“Company Redemption Date” has the meaning ascribed to it in Section 5(d)(2).

“Company Redemption Notice” has the meaning ascribed to it in Section 5(d)(2).

“Company Redemption Price” has the meaning set forth in Section 5(d)(1).

“Conversion Cap” shall mean, at the time of determination, 19.9% of the issued and outstanding shares of Voting Stock on an as converted basis (for the avoidance of doubt, after giving effect to any issuance with respect to which the Conversion Cap is being calculated).

“Conversion Cutback” has the meaning set forth in Section 5(c).

“Conversion Price” shall mean, with respect to a share of Series A Preferred Stock, a dollar amount equal to the quotient of (1) the sum of (A) the Liquidation Preference with respect to such share as of the conversion date and (B) the Accrued Dividends from and including the immediately preceding Dividend Payment Date to but excluding the conversion date and (2) $1,000.

“Conversion Rate” shall mean 55.5556, subject to adjustment as set forth in Section 7.

“Conversion Shares” shall mean shares of Common Stock issued to a Capped Holder upon the conversion of shares of Series A Preferred Stock.

“Current Market Price” shall mean the average Closing Price for the ten (10) consecutive Trading Days immediately preceding, but not including, the date as of which the Current Market Price is to be determined, adjusted to take into account the occurrence during such period of any event described in Section 7.

“Debt Document” shall mean each agreement in respect of indebtedness for borrowed money that is entered into by the Company or any of its Subsidiaries from time to time and as may be amended, supplemented, restated, renewed, replaced, refinanced or otherwise modified from time to time.  For the avoidance of doubt, (1) obligations under multiple agreements may not be aggregated for purposes of satisfying the definition of Debt Document; (2) mortgages, real estate leases, capital lease obligations, purchase money agreements, sale-leaseback transactions, equipment financing, inventory financing, letters of credit and receivables financing shall be deemed to be “Debt Documents” for all purposes hereunder; and (3) interest rate swaps, currency or commodity hedges and other derivative or similar instruments, measured on the basis of liability to the Company determined as of the date of the most recent quarterly or annual balance sheet of the Company, and not based on notional amount, shall be deemed to be “Debt Documents” for all purposes hereunder.

“Distributed Property” shall have the meaning ascribed to it in Section 7(c).

“Dividend Payment Date” shall mean January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2018; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Original Issue Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

“Dividend Rate” shall mean 14.5% per annum.

“EBITDA Non-Compliance” shall have the meaning ascribed to it at the end of Section 9(b).

“Equity-Linked Securities” shall mean any security or instrument convertible into, exercisable or exchangeable for Capital Stock of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fundamental Change” shall mean the occurrence of any of the following: (1) a Change of Control or (2) approval or adoption by the stockholders of the Company of a liquidation or dissolution of the Company.

“Fundamental Change Notice” shall have the meaning ascribed to it in Section 5(b)(2).

“Fundamental Change Price” shall have the meaning ascribed to it in Section 5(b)(1).

“Fundamental Change Purchase Date” shall have the meaning ascribed to it in Section 5(b)(2).

“Independent Majority” shall have the meaning ascribed to it in Section 7(e).

“Investor” shall mean Silver Private Holdings I, LLC, a Delaware limited liability company.

“Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of February 15, 2018, as may be amended from time to time, by and between the Company and the Investor.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends and (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Leverage Ratio” shall have the meaning set forth in Section 9(b)(3).

“Leverage Ratio Calculation” as of the last day of a specified fiscal quarter of the Company shall mean the ratio of (1) the total amount of consolidated indebtedness of the Company outstanding as of the last day of such fiscal quarter to (2) LTM EBITDA for the twelve-month period ended on the last day of such fiscal quarter, it being understood that in all cases the total amount of consolidated indebtedness of the Company shall include the amount of the aggregate Liquidation Preference and Accrued Dividends with respect to all shares of Series A Preferred Stock outstanding as of the last day of such fiscal quarter.

“Liquidating Distribution” shall have the meaning ascribed to it in Section 7(c).

“Liquidation Preference” shall initially mean $1,000 per share of Series A Preferred Stock; provided, however, that to the extent that the Company does not declare and pay a dividend in cash or declare and pay a PIK Dividend, in either case, on a Dividend Payment Date pursuant to Section 4(b) and (c), on the applicable Dividend Payment Date, an amount equal to the Net Preferred Dividend shall be added to the Liquidation Preference of such share as of such applicable Dividend Payment Date.

“LTM EBITDA” shall have the meaning ascribed to it in Section 9(b)(3).

“Make-Whole Redemption Date” has the meaning ascribed to it in Section 5(c)(2).

“Make-Whole Redemption Notice” has the meaning ascribed to it in Section 5(c)(2).

“Make-Whole Redemption Price” has the meaning ascribed to it in Section 5(c)(1).

“Net Preferred Dividend” has the meaning ascribed to it in Section 4(b).

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board of Directors.

“Open of Business” shall mean 9:00 a.m., Eastern Time, on any Business Day.

“Optional Redemption Date” has the meaning ascribed to it in Section 5(a)(1).

“Original Issue Date” shall mean the date on which the Investor and the Company consummate the purchase and sale of 185,000 shares of the Series A Preferred Stock pursuant to the Securities Purchase Agreement.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Per Share Amount” shall have the meaning ascribed to it in Section 6(a).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a governmental authority.

“PIK Dividend” has the meaning ascribed to in Section 4(c).

“Preferred Dividend” has the meaning ascribed to it in Section 4(b).

“Preferred Percentage” shall mean, at any time of determination, the quotient, expressed as a percentage, of (1) the number of issued and outstanding shares of Voting Stock on an as converted basis (without regard to any Conversion Cutback pursuant to Section 5(c)(1) or

Section 5(d)(1) or any limitation on conversion pursuant to Section 6(d)) held by holders of shares of Series A Preferred Stock at such time divided by (2) the total number of issued and outstanding shares of Voting Stock, on an as converted basis (without regard to any Conversion Cutback pursuant to Section 5(c)(1) or Section 5(d)(1) or any limitation on conversion pursuant to Section 6(d)), at such time.

“Preferred Stock” has the meaning ascribed to it in the Recitals above.

“Pre-Redemption Conversion Election” has the meaning ascribed to it in Section 5(c)(1).

“Pro Forma Leverage Ratio” in respect of a specified action shall mean the Leverage Ratio giving pro forma effect to any indebtedness that would be incurred or assumed in connection with such action.  For purposes of this definition, “giving pro forma effect” shall mean taking into account: (1) the incurrence of any indebtedness by the Company or its Subsidiaries (or, in the case of Section 9(b)(1)(B), the Person or business involved in the relevant transaction with the Company) that could reasonably be expected to be required to effect such action (for this purpose calculating the total amount of consolidated indebtedness outstanding as if the Company had incurred such indebtedness as of the last day of the most recently completed fiscal quarter of the Company); and (2) with respect to any action described in Section 9(b)(1)(B), in addition to the adjustment set forth in clause (1) above, (x) the total amount of consolidated indebtedness of the Person or business involved in the relevant transaction with the Company (for this purpose calculating the total amount of consolidated indebtedness outstanding by adding such Person’s or business’ total consolidated indebtedness outstanding as of the last day of the most recently completed fiscal quarter of the Company to the Company’s total consolidated indebtedness outstanding as of the last day of the most recently completed fiscal quarter of the Company), and (y) the total amount of Acquisition LTM EBITDA, in the case of this clause (y) to be taken into account by adding the Acquisition LTM EBITDA as of the last day of the most recently completed fiscal quarter of the Company to LTM EBITDA (of the Company) as of the last day of the most recently completed fiscal quarter of the Company when calculating the denominator of the Pro Forma Leverage Ratio (where Acquisition LTM EBITDA means LTM EBITDA of the Person or business involved in the relevant transaction with the Company, substituting such Person for the Company in the definition of LTM EBITDA (and otherwise determined as set forth therein)).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract, this Certificate of Designations or otherwise).

“Redemption Date” shall mean the date on which any holder elects to redeem all or any portion of its outstanding shares of Series A Preferred Stock pursuant to Section 5(a)(1).

“Redemption Notice” shall have the meaning ascribed to it in Section 5(a)(2).

“Redemption Price” shall have the meaning ascribed to it in Section 5(a)(1).

“Redemption Right” shall have the meaning ascribed to it in Section 5(a)(1).

“Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of October 17, 2017, as may be amended from time to time, by and between the Company and the Investor.

“Series A Preferred Director” has the meaning ascribed to it in Section 8(a).

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Spin-Off” shall have the meaning ascribed to it in Section 7(c).

“Stockholder Approval” shall mean the requisite approval under the listing standards of the Nasdaq Stock Market, including, if applicable, Nasdaq Stock Market Rule 5635(b), by the stockholders of the Company of the transactions contemplated by the Securities Purchase Agreement, including the purchase and sale pursuant thereto of 185,000 shares of the Series A Preferred Stock having the rights and privileges set forth in this Certificate of Designations and the issuance thereof to the Investor.

“Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (1) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (2) the interest in the capital or profits of such partnership, joint venture or limited liability company or (3) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Thirty-Month Accrued Amount” shall mean, with respect to any share of Series A Preferred Stock, the sum of (1) the Liquidation Preference and (2) the product of (A) the aggregate amount of all Preferred Dividends that would have been paid in respect of an outstanding share of Series A Preferred Stock in each remaining Dividend Period from the Fundamental Change Purchase Date through the thirty-month (30) anniversary of the Original Issue Date assuming all such Preferred Dividends were paid in the form of PIK Dividends and (B) $1,000.

“Trading Day” shall mean any Business Day on which the Common Stock is traded, or able to be traded, on the Nasdaq Global Select Stock Market (or, if the Common Stock is not traded on Nasdaq Global Select Stock Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)).

“Trigger Event” shall have the meaning ascribed to it in Section 7(c).

“Voting Cap” shall have the meaning ascribed to it in Section 10(b).

“Voting Stock” shall mean Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Capital Stock of any other class or classes (other than Common Stock) shall have or might have voting power by reason of the happening of any contingency).

(b)                                 Rules of Construction. Unless the context otherwise requires: (1) a term has the meaning assigned to it herein; (2) an accounting term not otherwise defined herein has the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (3) words in the singular include the plural, and in the plural include the singular; (4) “or” is not exclusive; (5) “will” shall be interpreted to express a command; (6) “including” means including without limitation; (7) provisions apply to successive events and transactions; (8) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designations; (9) any reference to a day or number of days, unless expressly referred to as a Business Day or Trading Day, shall mean the respective calendar day or number of calendar days; (10) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (11) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the rules and regulations promulgated thereunder from time to time; (12) headings are for convenience only; and (13) unless otherwise expressly provided in this Certificate of Designations, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 4                                             Dividends.

(a)                                 Participation with Dividends on Common Stock. No dividend shall be declared or paid on the Common Stock during a Dividend Period unless such dividend is also declared or paid (as applicable) on the Series A Preferred Stock for such Dividend Period in an amount equal to (1) the Per Share Amount as of the Record Date for such dividend multiplied by (2) the amount per share distributed or to be distributed in respect of the Common Stock in connection with such dividend.

(b)                                 Dividend Rate on Series A Preferred Stock. In addition to participation in dividends on Common Stock as set forth in Section 4(a), the holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock and with respect to each Dividend Period, an amount (such amount, the “Net Preferred Dividend”) equal to the Dividend Rate multiplied by the Liquidation Preference per share of Series A Preferred Stock (the “Preferred Dividend”).  If and to the extent that the Company does not pay the entire Net Preferred Dividend on each share of Series A Preferred Stock for a particular Dividend Period in accordance with Section 4(c) on the applicable Dividend Payment Date for such period, the unpaid portion of the Net Preferred Dividend shall be added to the Liquidation Preference in accordance with the definition thereof.  Amounts payable at the Dividend Rate shall begin to accrue on a daily basis and be cumulative from and including the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.  Preferred Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be the date 15 days prior to the applicable Dividend Payment Date.  Preferred Dividends payable at the Dividend Rate on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Dividend Rate on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month (i.e. during each Dividend Period, $36.25 of Preferred Dividends shall accrue on each outstanding share of the Series A Preferred Stock, assuming no increase in the Liquidation Preference).

(c)                                  Payment of Dividends.  The Preferred Dividend shall be payable, at the Company’s sole discretion, in kind in additional shares of Series A Preferred Stock (such shares, the “PIK Dividend”) or in cash.  If the Company elects to make a PIK Dividend, the number of shares of Series A Preferred Stock to be issued in payment of such PIK Dividend with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing (1) the Net Preferred Dividend by (2) the Liquidation Preference (including any amounts added to the initial Liquidation Preference pursuant to the proviso in the definition of Liquidation Preference and Section 4(b)) per share of Series A Preferred Stock.  Anything to the contrary in this Certificate of Designations notwithstanding, cash dividends shall be paid only to the extent (A) the Company has funds legally available for such payment, (B) there are no provisions in any of the Debt Documents prohibiting the payment of cash dividends on the Series A Preferred Stock in such amount on the applicable Dividend Payment Date, and (C) the Board of Directors, or an authorized committee thereof, declares such dividend payable.  To the extent the Board of Directors desires to declare any cash dividend or other distribution in cash on the Common Stock during any Dividend Period that requires a corresponding cash dividend on the Series A Preferred Stock in accordance with Section 4(a), it may do so only to the extent that (i) the Company has funds legally available for the payment of such dividend or distribution in cash on all of the shares of Common Stock and Series A Preferred Stock then outstanding, (ii) there are no provisions in any of the Debt Documents prohibiting the payment of cash dividends on the Common Stock and/or Series A Preferred Stock in such amount on the applicable Dividend Payment Date and (iii) such cash dividend or distribution on the Common Stock and the Series A Preferred Stock shall be payable only on the applicable Dividend Payment Date for such Dividend Period.

(d)                                 Priority of Dividends. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights, senior to the Common Stock and each other class or series of Capital Stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights; provided, however, subject to Sections 4(a), (b) and (c), Section 7 and Section 8, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or an authorized committee thereof may be declared and paid on any Capital Stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.

Section 5                                             Redemption.

(a)                                 Redemption Right.

(1)                                 At any time on and after the fifth (5th) anniversary of the Original Issue Date (the “Optional Redemption Date”), each holder shall have the right (the “Redemption Right”) to require the Company to redeem for cash any or all of the shares of Series A Preferred Stock (including, for the avoidance of doubt, outstanding shares of Series A Preferred Stock paid to such holders as PIK Dividends) of such holder outstanding at a redemption price (the “Redemption Price”) per share of Series A Preferred Stock, equal to the sum of (i) the Liquidation Preference per share of Series A Preferred Stock to be redeemed and (ii) any Accrued Dividends (up to and including the Redemption Date).  In the event that any certificate for shares of Series A Preferred Stock shall be surrendered for partial redemption, the Company shall execute and deliver to or upon the written order of the holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not so redeemed.  Shares of Series A Preferred Stock redeemed in accordance with this Section 5(a)(1), shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

(2)                                 Such holder shall deliver to the Company a written notice of such redemption (a “Redemption Notice”) not less than fifteen (15) Business Days prior to the Redemption Date.  The Redemption Notice must state the following: (A) the aggregate number of shares of Series A Preferred Stock to be redeemed; (B) the Redemption Date; (C) the Redemption Price; and (D) that Preferred Dividends on the shares to be redeemed will cease to accrue on such Redemption Date, provided that the Redemption Price shall have been paid in full on the Redemption Date.

(3)                                 Subject to Section 5(a)(4), upon the Redemption Date, the Company shall pay the Redemption Price in respect of each share of Series A Preferred Stock to such holder by wire transfer of immediately available funds on the Redemption Date.  The Company shall remain liable for the payment of the Redemption Price in respect of each share of Series A Preferred Stock and any Preferred Dividends with respect to the shares of Series A Preferred Stock to be redeemed to the extent such amounts are not promptly paid as provided herein.

(4)                                 Solely in the event that the Company does not have the funds legally available for such redemption in cash on all of the shares of Common Stock and Series A Preferred Stock then outstanding, the Company shall, in lieu of paying such holder in cash, issue a senior unsecured note with a principal amount equal to the Redemption Price in respect of each share of Series A Preferred Stock of such holder, an interest rate equal to the Dividend Rate, a term to maturity of one year and such other terms as reasonably acceptable to the applicable holder.

(b)                                 Fundamental Change.

(1)                                 In connection with any Fundamental Change, each holder of the Series A Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock for cash at a price per share equal to the greatest of (A) the Accrued Amount (including Accrued Dividends up to and including the Fundamental Change Purchase Date), (B) the Thirty-Month Accrued Amount (including Accrued Dividends up to and including the Fundamental Change Purchase Date) and (C) the value of the Common Stock that such holder would be entitled to receive if such holder had converted a share of Series A Preferred Stock pursuant to Section 6(a) immediately prior to the date of the Fundamental Change (based on the Closing Price on such date and, if holders of Common Stock have the right to elect the form of consideration in connection with such Fundamental Change, on the same basis), without regard to any reduction pursuant to Section 6(d) (as applicable, the “Fundamental Change Price”).

(2)                                 On or before thirty (30) days prior to the date of any Fundamental Change, or in the event an executive officer of the Company is not aware of such Fundamental Change at least thirty (30) days prior to the effective date of the Fundamental Change, as soon as otherwise practicable (but in any event within two Business Days of an executive officer of the Company becoming aware of such Fundamental Change), the Company shall deliver to the holder a written notice of such Fundamental Change (the “Fundamental Change Notice”).  Such Fundamental Change Notice must: (A) specify a date that the Company will pay the Fundamental Change Price in respect of each share of Series A Preferred Stock (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date notice is mailed, such date the “Fundamental Change Purchase Date”); (B) that the decision as to whether to effect a redemption in connection with a Fundamental Change Offer may be accepted by delivery, no later than five (5) Business Days prior to the date specified in clause (A); (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and the holder shall remain entitled to, among other things, the payment of the Preferred Dividends thereon and the ability to exercise their conversion rights thereto and the Conversion Price following such Fundamental Change; and (E) the circumstances and material facts regarding such Fundamental Change (and the Company shall not enter into any confidentiality agreement in connection with any potential Fundamental Change that restricts, in any manner, the Company’s ability to comply with its disclosure obligations to the holders of Series A Preferred Stock under this Section 5(b)).

(3)                                 On the Fundamental Change Purchase Date, the Company shall pay to the applicable holder the Fundamental Change Price in respect of each share of Series A Preferred Stock to be repurchased as specified in such holder’s notice delivered to the Company by wire transfer of immediately available funds.  The Company shall remain liable for the payment of the Fundamental Change Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein.  Notwithstanding the foregoing, in the event of a Fundamental Change on the basis of Section 5(b)(1)(C), the Company or the third party acquirer, as applicable, shall pay such holders the Fundamental Change Price concurrently with the payment to the holders of Common stock in connection with such Fundamental Change; provided that the Company (or any successor entity) shall remain liable for the payment of the Fundamental Change Price to the extent such amounts are not paid as provided herein.

(4)                                 On and after the Fundamental Change Purchase Date, shares of the Series A Preferred Stock repurchased, or to be repurchased, on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such holder as a holder of such shares (except the right to receive from the Company (or a third party acquiror, if applicable) the Fundamental Change Price in respect of each share of Series A Preferred Stock) shall cease and terminate with respect to such shares; provided, that in the event that any shares of Series A Preferred Stock are not repurchased due to a default in payment by the Company (or its successor) or because the Company (or its successor) is otherwise unable to or fails to pay the Fundamental Change Price in respect of each share of Series A Preferred Stock in full on the Fundamental Change Purchase Date, such shares shall remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Preferred Dividends and the conversion rights) as provided herein.

(5)                                 Notwithstanding anything in this Section 5 to the contrary, each holder shall retain the right, through to the Close of Business three (3) days prior to the Fundamental Change Purchase Date (or if such third day prior to the Fundamental Change Purchase Date is not a Business Day, through the Close of Business on the immediately succeeding Business Day), to withdraw an election to have its shares of Series A Preferred Stock repurchased pursuant to this Section 5(b); provided, however, that where it exercises such right, the shares pertaining thereto shall not be repurchased pursuant to this Section 5(b).

(6)                                 The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change constituting a Business Combination unless such third party acquiror agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 5(b) and agrees, for the benefit of the holder (including by making each holder of Series A Preferred Stock an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series A Preferred Stock, such third-party acquiror or an Affiliate of the third-party acquiror will purchase the Series A Preferred Stock on the terms set forth in this Section 5(b).

(7)                                 Any repurchase of the Series A Preferred Stock pursuant to this Section 5(b) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then the Company shall or shall cause its Subsidiaries to, to the extent necessary, sell remaining assets of the Company or of its Subsidiaries, as applicable, legally available therefor for cash and shall use the proceeds therefrom to fund the repurchase of Series A Preferred Stock pursuant to this Section 5(b).  To the extent that the Company has insufficient funds, after the sale of assets contemplated the preceding sentence, to repurchase all of the shares of Series A Preferred Stock pursuant to this Section 5(b), the Company shall repurchase as many of such shares as it has cash legally available therefor and shall thereafter from time to time, as soon as it shall have cash (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) legally available therefor, make payment of as much of the remaining amount as it legally may until it has made such payment in its entirety. For the avoidance of doubt, such partial payments shall not reduce or waive the rights of any holder of Series A Preferred Stock hereunder.

(c)                                  Make-Whole Redemption.

(1)                                 On and after the Original Issuance Date and prior to the thirty-month (30) anniversary of the Original Issuance Date, the Company, at its option, may redeem (out of funds legally available therefor) all outstanding shares of Series A Preferred Stock at a purchase price per share in cash equal to the sum of (A) the Accrued Amount (including Accrued Dividends up to and including the Make-Whole Redemption Date) and (B) the aggregate amount of all Preferred Dividends that would have been paid in respect of an outstanding share of Series A Preferred Stock in each remaining Dividend Period from the Make-Whole Redemption Date through the thirty-month (30) anniversary of the Original Issue Date assuming all such Preferred Dividends were paid in the form of PIK Dividend multiplied by $1,000 (the “Make-Whole Redemption Price”); provided, however, that prior to any such redemption becoming effective, subject (prior to the receipt of Stockholder Approval) to Section 6(d), each holder of Series A Preferred Stock may, at such holder’s election, convert any or all of such holder’s outstanding shares of Series A Preferred Stock into the number of shares of Common Stock equal to the Per Share Amount for each such share (an election pursuant to this Section 5(c) or Section 5(d), a “Pre-Redemption Conversion Election”); provided, further, that, with respect to any redemption date occurring prior to the receipt of Stockholder Approval, if the Investor or any Affiliate of the Investor with which the Investor has formed a “group” (within the meaning of Rule 13d-5 under the Exchange Act) with respect to shares of Common Stock (the Investor, collectively with each such Affiliate, the “Capped Holders”) has made a Pre-Redemption Conversion Election and if the sum, without duplication, of (A) the aggregate number of shares of Common Stock issued to such Capped Holders upon the conversion of the shares with respect to which such election was made and any Conversion Shares then held by such Capped Holders, plus (B) the number of shares of Common Stock underlying shares of Series A Preferred Stock that would be held at such time by such Capped Holders (after giving effect to such conversion) would exceed the Conversion Cap (without regard to the Conversion Cutback), then the Capped Holders making such election shall be entitled to convert such number of shares as would result in the sum of clauses (A) and (B) (after giving effect to such conversion) being equal to the Conversion Cap (after giving effect to the Conversion Cutback) (the provisions of this proviso being referred to as the “Conversion Cutback”).  Each share of Series A Preferred Stock which by reason of the foregoing proviso is not converted shall be redeemed for cash in an amount equal to the dollar value of the Common Stock that its holder would be entitled to receive if such holder had converted such share of Series A Preferred Stock pursuant to Section 6(a) immediately prior to the Make-Whole Redemption Date (as defined below), based on the Closing Price on the Make-Whole Redemption Date (without regard to any reduction pursuant to Section 6(d)).

(2)                                 If the Company elects to redeem the outstanding shares of Series A Preferred Stock pursuant to Section 5(d)(1) and the holders of Series A Preferred Stock have not made the Pre-Redemption Conversion Election, the “Make-Whole Redemption Date” shall be the date on which the Company elects to consummate such redemption.  The Company shall deliver to the holders of Series A Preferred Stock a written notice of such redemption (a “Make-Whole Redemption Notice”) not less than fifteen (15) Business Days prior to the Make-Whole Redemption Date. The Make-Whole Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Make-Whole Redemption Date, the Make-Whole Redemption Price and that the Preferred Dividends, if any, on the shares to be redeemed will cease to accrue on such Make-Whole Redemption Date; provided that the

Make-Whole Redemption Price shall have been paid in full on the Make-Whole Redemption Date.

(3)                                 Upon the Make-Whole Redemption Date, the Company shall pay the Make-Whole Redemption Price in respect of each share of Series A Preferred Stock to the holders of Series A Preferred Stock by wire transfer of immediately available funds.  The Company shall remain liable for the payment of the Make-Whole Redemption Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein.

(4)                                 Shares of Series A Preferred Stock to be redeemed on the Make-Whole Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Make-Whole Redemption Price in respect of each share of Series A Preferred Stock) shall cease and terminate; provided that in the event that any shares of the Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Make-Whole Redemption Price in cash in full on the Make-Whole Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of the Preferred Dividends) as provided herein.

(5)                                 Any redemption of the Series A Preferred Stock pursuant to this Section 5(c) shall be payable out of cash legally available therefor.  The Company shall not be permitted to effect such redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed.

(d)                                 Company Redemption.

(1)                                 On and after the thirty-month (30) anniversary of the Original Issuance Date, the Company, at its option, may redeem (out of funds legally available therefor) all outstanding shares of Series A Preferred Stock at a purchase price per share in cash equal to the Accrued Amount (the “Company Redemption Price”); provided, however, that prior to any such redemption by the Company becoming effective, the holders of Series A Preferred Stock may, at their election, make a Pre-Redemption Conversion Election; provided, further, that, with respect to any redemption date occurring prior to the receipt of Stockholder Approval, any Pre-Redemption Conversion Election pursuant to this Section 5(d) by a Capped Holder shall be subject to the Conversion Cutback.  Each share of Series A Preferred Stock which by reason of the foregoing proviso is not converted shall be redeemed for cash in an amount equal to the dollar value of the Common Stock that its holder would be entitled to receive if such holder had converted such share of Series A Preferred Stock pursuant to Section 6(a) immediately prior to the Company Redemption Date (as defined below), based on the Closing Price on the Company Redemption Date (without regard to any reduction pursuant to Section 6(d)).

(2)                                 If the Company elects to redeem the outstanding shares of Series A Preferred Stock pursuant to Section 5(c)(1) and the holders of Series A Preferred Stock have not made the Pre-Redemption Conversion Election, the “Company Redemption Date” shall be the date on which the Company elects to consummate such redemption.  The Company shall deliver to the holders of Series A Preferred Stock a written notice of such redemption (a “Company Redemption

Notice”) not less than fifteen (15) Business Days prior to the Company Redemption Date.  The Company Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Company Redemption Date, the Company Redemption Price and that the Preferred Dividends, if any, on the shares to be redeemed will cease to accrue on such Company Redemption Date; provided that the Company Redemption Price shall have been paid in full on the Company Redemption Date.

(3)                                 Upon the Company Redemption Date, the Company shall pay the Company Redemption Price in respect of each share of Series A Preferred Stock to the holders of Series A Preferred Stock by wire transfer of immediately available funds.  The Company shall remain liable for the payment of the Company Redemption Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein.

(4)                                 Shares of Series A Preferred Stock to be redeemed on the Company Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Company Redemption Price) shall cease and terminate; provided that in the event that any shares of the Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Company Redemption Price in cash in full on the Company Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of the Preferred Dividends) as provided herein.

(5)                                 Any redemption of the Series A Preferred Stock pursuant to this Section 5(d) shall be payable out of cash legally available therefor.  The Company shall not be permitted to effect such redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed.

Section 6                                             Conversion.

(a)                                 Conversion at the Option of the Holders.  Each share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock equal to the applicable Conversion Price multiplied by the Conversion Rate in effect at such time (without regard to any reduction pursuant to paragraph (d) of this Section 6) (the “Per Share Amount”).  The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Company, accompanied by a duly signed and completed notice of conversion in form reasonably satisfactory to the Company.  The conversion date shall be the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Company.  The Person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such conversion date, and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock on that date.  As promptly as practicable on or after the conversion date (and in any event no later than three Trading Days thereafter), the Company shall issue the number of shares of Common Stock issuable upon conversion by such holder (rounding any fractional share to the nearest whole share after aggregating all shares of Common Stock being issued to such holder upon such conversion).  Such delivery shall be made, at the option of the applicable holder, in certificated form or by book-entry.  Any such certificate or certificates shall be delivered by the Company to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice.

(b)                                 Underlying Common Stock.

(1)                                 The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding.  Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (A) duly authorized, validly issued and fully paid and nonassessable, (B) shall rank pari passu with the other shares of Common Stock outstanding from time to time and (C) shall be approved for listing on the Nasdaq Global Select Stock Market (or, if the Common Stock is not traded on Nasdaq Global Select Stock Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)).

(2)                                 The Company will use its commercially reasonable efforts to cause and maintain the listing of shares of Common Stock on the Nasdaq Global Select Market.  The Company shall not voluntarily delist the Common Stock from the Exchange.  In the event that the Common Stock is delisted from the Exchange, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to have such shares of Common Stock to be promptly listed for trading on any of the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, The New York Stock Exchange or any other United States national securities exchange.

(c)                                  Taxes. The Company shall pay any and all transfer taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(d)                                 Share Issuance Limitation.  Anything to the contrary in this Section 6(a) notwithstanding, in respect of any conversion of the Series A Preferred Stock at the option of a Capped Holder with a conversion date occurring prior to the receipt of Stockholder Approval, if the sum, without duplication, of (A) the aggregate number of shares of Common Stock issued to such Capped Holder upon such conversion and any Conversion Shares then held by the Capped Holders, plus (B) the number of shares of Common Stock underlying shares of Series A Preferred Stock that would be held at such time by the Capped Holders (after giving effect to such conversion), would exceed the Conversion Cap (without regard to any limitation on conversion pursuant to this Section 6(d)), then the Capped Holders shall be entitled to convert such number of shares as would result in the sum of clauses (A) and (B) (after giving effect to such conversion) being equal to the Conversion Cap (after giving effect to any such limitation on conversion).  Any shares of Series A Preferred Stock which a holder has elected to convert but which, by reason of the previous sentence are not so converted, shall be treated as if the holder had not made such election to convert and such shares of Series A Preferred Stock shall remain outstanding.

Section 7                                             Dilution Adjustments.                       The Conversion Rate shall be adjusted from time to time (successively and for each event described) by the Company as follows:

(a)                                 If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, issue shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination in respect of the Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where

CR0	=

the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or combination, as applicable;

CR1	=

the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable; and

OS1	=

the number of shares of Common Stock outstanding immediately after such dividend or distribution, or immediately after the Close of Business on the effective date of such share split or share combination, as applicable.

The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company.

(b)                                 Except as otherwise provided for by Section 7(c), if the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute to all or substantially all holders of its outstanding shares of Common Stock any options, rights or warrants entitling them for a period of not more than 45 days from the Record Date of such distribution to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Price of the Common Stock on the Trading Day immediately preceding the Record Date of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such distribution;

X	=	the total number of shares of Common Stock issuable pursuant to such options, rights or warrants; and

Y	=

the number of shares of Common Stock equal to the aggregate price payable to exercise such options, rights or warrants divided by the average Closing Price of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement of such rights, options or warrants.

To the extent that shares of Common Stock are not delivered pursuant to any such options, rights or warrants that are non-transferable upon the expiration or termination of such options, rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the distribution of such options, rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

In determining the aggregate price payable to exercise such options, rights or warrants, there shall be taken into account any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.

(c)                                  (i) If the Company, at any time or from time to time while any of the Series A Preferred Stock is outstanding, shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock, cash, evidences of its indebtedness, assets, property or rights or warrants to acquire Capital Stock or other securities, but excluding (A) dividends or distributions as to which an adjustment under Section 7(a) or Section 7(b) shall apply; (B) dividends or distributions paid exclusively in cash to the extent that the Series A

Preferred Stock participates on an as-converted basis with the Common Stock in a cash dividend or distribution in accordance with Section 4(a); and (C) Spin-Offs to which Section 7(c)(ii) shall apply (any of such shares of Capital Stock, cash, indebtedness, assets, property or rights or warrants to acquire Common Stock or other securities, hereinafter in this Section 7(c) called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such distribution;

SP0	=	the average Closing Price of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and

FMV	=

(i) for cash dividends or distributions, the amount of cash distributed and (ii) for other Distributed Property, the fair market value (as determined in good faith by the Board of Directors) of the portion of Distributed Property, in each case, with respect to each outstanding share of Common Stock on the Record Date for such distribution.

Notwithstanding the foregoing, if the then-fair market value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than SP0 as set forth above (a “Liquidating Distribution”), then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date such Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Per Share Amount on the Record Date fixed for determination for stockholders entitled to receive such Liquidating Distribution; provided, however, that the Company shall not distribute Distributed Property to either the holders of the Common Stock or the Preferred Stock to the extent such distribution would be prohibited by any provision of any Debt Document. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 7(c)(i) by reference to the actual or when issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock for purposes of calculating SP0 in the formula in this Section 7(c)(i).

(ii) With respect to an adjustment pursuant to this Section 7(c) where there has been a payment of a dividend or other distribution on the Common Stock consisting of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company (a “Spin-Off”), the Conversion Rate in effect immediately before the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR1	=	the new Conversion Rate in effect from and after the Close of Business on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0	=

the average of the Closing Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the 10 consecutive Trading Day period immediately following, and including, the effective date of the Spin-Off; and

MP0	=	the average Closing Price of the Common Stock over the 10 consecutive Trading Day period calculated immediately following, and including, the effective date of the Spin-Off.

Such adjustment shall occur on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off.

For purposes of this Section 7(a), 7(b) and 7(c) hereof, any dividend or distribution to which this Section 7(c) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 7(a) or 7(b) hereof applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants to which Section 7(a) or 7(b) applies (and any Conversion Rate adjustment required by this Section 7(c) with respect to such dividend or distribution shall then be made), immediately followed by (2) a dividend or distribution of such shares of Common Stock or such options, rights or warrants to which Section 7(a) or 7(b) applies (and any further Conversion Rate adjustment required by Section 7(a) and 7(b) with respect to such dividend or distribution shall then be made), except (A) all references to the “Record Date” in Section 7(a) and 7(b) hereof shall be deemed to refer to the Record Date of such dividend or distribution and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding immediately prior to the Close of Business on the Record Date or the Close of Business on the effective date” within the meaning of Section 7(a).

If the Company shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, distribute options, rights or warrants to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for, purchase or convert into shares of Capital Stock (either initially or under certain circumstances), which options, rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (x) are deemed to be transferred with such shares of Common Stock; (y) are not exercisable; and (z) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(c), (and no adjustment to the Conversion Rate under this Section 7(c) shall be required) until the occurrence of the earliest Trigger Event and a distribution or deemed distribution under the terms of such options, rights or warrants at which time an appropriate adjustment (if any is required) to the Conversion Rate shall be made in the same manner as provided for in this Section 7(c). If any such options, rights or warrants are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new options, rights or warrants for purposes of this Section 7(c) (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate in this Section 7(c) was made, (1) in the case of any such options, rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a distribution pursuant to this Section 7(c), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such options, rights or warrants (assuming such holder had retained such options, rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such options, rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such options, rights or warrants had not been issued.

(d)                                 If the Company makes a payment in respect of a tender or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the last reported sale prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day after the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where:

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=

the new Conversion Rate effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=

the aggregate value of all cash and any other consideration (as determined by the Company in good faith and in a commercially reasonable manner) paid or payable for shares of the Common Stock purchased in such tender or exchange offer;

OS0	=

the number of shares of the Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=

the number of shares of the Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=

the average of the last reported sale prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

(e)                                  The Company may make increases in the Conversion Rate, in addition to any other increases required by this Section 7, if the Board of Directors (by action of a majority of the directors excluding the Series A Preferred Directors (“Independent Majority”)) deems it advisable and necessary to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of options, rights or warrants for Common Stock) or from any event treated as such for income tax purposes or for any other reason; provided, however, that if there is a Series A Preferred Director on the Board of Directors at such time, the Company may not take such action without the approval of the Series A Preferred Directors, which approval may only be withheld if the Series A Preferred Directors reasonably determine that such action is likely to result in a material increase in U.S. federal income tax or withholding tax to holders of Series A Preferred Stock. If the Company takes any action affecting the Common Stock, other than an action described in Sections 7(a) though (d), which upon a determination by the Board of Directors by action of an Independent Majority, such determination intended to be a “fact” for purposes of Section 151(a) of the General Corporation Law of the State of Delaware, would materially adversely affect the conversion rights (including the value thereof) of the holders of the Series A Preferred Stock, the Conversion Rate shall be increased, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors by action of an Independent Majority determines in good faith to be equitable in the circumstances.

Section 8                                             Series A Preferred Directors.

(a)                                 Series A Preferred Directors.  Each Person appointed or elected to the Board of Directors by the holders of the Series A Preferred Stock is referred to herein as a  “Series A Preferred Director” and, collectively, the “Series A Preferred Directors.”  The initial Series A Preferred Directors shall be Peter Berger and Frank Baker, with each of them to serve until at least the 2018 annual meeting of the Company’s stockholders or such individual’s earlier resignation, death or removal.

(b)                                 Election; Removal; Replacement; Number.

(1)                                 The holders of Series A Preferred Stock, voting separately as a class, shall be entitled at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors to elect a number of Series A Preferred Directors as set forth in this Section 8(b).  The Series A Preferred Directors shall not be subject to the classified board of directors provisions of Article VI of the Certificate of Incorporation nor classified into Class I, Class II or Class III.  The initial Series A Preferred Directors, designated by the Investor pursuant to Section 8(a), shall take office effective as of the Original Issuance Date.  Each Series A Preferred Director appointed or elected to the Board of Directors shall continue to hold office until the next annual meeting of the stockholders of the Company and until his or her successor is elected and qualified in accordance with this Section 8(b) and the Bylaws.  A majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent signed by the holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting) shall have the sole right to remove a Series A Preferred Director.  Any vacancy created by the removal, resignation or death of a Series A Preferred Director shall solely be filled by a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class, at a meeting called for such purpose (or by written consent signed by the holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting).

(2)                                 The holders of a majority of the Series A Preferred Stock, voting separately as a class, shall be entitled at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors to (or by written consent signed by the holders of a majority of the then-outstanding shares of Series A Preferred Stock in lieu of such a meeting): (A) to nominate and elect two (2) members of the Board of Directors for so long as the Preferred Percentage is equal to or greater than 10%; and (B) to nominate and elect one (1) Series A Preferred Director for so long as the Preferred Percentage is equal to or greater than 5% but less than 10%.  For the avoidance of doubt, upon the Preferred Percentage becoming less than 5%, the holders of the Series A Preferred Stock shall not be entitled to elect any members of the Board of Directors.

(3)                                 In accordance with the provisions of this Section 8(b), at each meeting of the Company’s stockholders at which the election of directors is to be considered, the Board of Directors shall nominate the Series A Preferred Director(s) designated by the holders of a majority of the Series

A Preferred Stock for election to the Board of Directors by the holders of the Series A Preferred Stock, subject to the terms and conditions of the Investor Rights Agreement.

(c)                                  Committees.  Without prejudice to the rights of the Investor pursuant to the Investor Rights Agreement, after the date hereof, and subject to applicable law and the listing standards of the Nasdaq Global Select Market (or, if the Common Stock is not traded on Nasdaq Global Select Market, the principal national securities exchange or market on which the Common Stock is listed or admitted to trading (including any over-the-counter market)), the Series A Preferred Directors shall be offered the opportunity to, at the Investor’s option, either sit on each regular committee of the Board of Directors in relative proportion (if a fraction, rounded up to the next whole number of directors) to the number of Series A Preferred Directors on the Board of Directors or attend (but not vote) at the meetings of such committee as an observer.  If a Series A Preferred Director fails to satisfy the applicable qualifications under law or stock exchange listing standard to sit on any committee of the Board of Directors, then the Board of Directors shall offer such Series A Preferred Director the opportunity to attend (but not vote) at the meetings of such committee as an observer.

(d)                                 Compensation.  Each of the Series A Preferred Directors shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for their service as directors as the other outside directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include each Series A Preferred Director as an “insured” for all purposes under such insurance policy for so long as such Series A Preferred Director is a director of the Company and for the same period as for other former directors of the Company when such Series A Preferred Director ceases to be a director of the Company.

Section 9                                             Investor Rights.

(a)                                 Investor Rights as to Particular Matters.  In addition to any vote or consent of stockholders of the Company required by applicable law or by the Certificate of Incorporation, for so long as the holders of the Series A Preferred Stock have a right to elect a director pursuant to Section 8(b), the Company shall not, and shall not permit any of its Subsidiaries to, take any of the actions described in clauses (1) through (9) below without the prior written consent of the Investor:

(1)                                 Dividends, Repurchase and Redemption.

(A)                               The declaration or payment of any dividend or distribution on the Common Stock, other Junior Stock or Parity Stock (other than (i) a dividend payable solely in Junior Stock and (ii) dividends or distributions paid exclusively in cash to the extent that the Series A Preferred Stock participates on an as-converted basis with the Common Stock in a cash dividend or distribution in accordance with Section 4(a)) if, at the time of such declaration, payment or distribution, dividends on the Series A Preferred Stock have not been paid in full in cash; or

(B)                               the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock, other Junior Stock or Parity Stock (except as necessary to effect (1) a reclassification of Junior Stock for or into other Junior Stock, (2) a reclassification of

Parity Stock for or into other Parity Stock with the same or lesser aggregate liquidation preference, (3) a reclassification of Parity Stock into Junior Stock, (4) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (5) the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock with the same or lesser per share liquidation amount or (6) the exchange or conversion of one share of Parity Stock into Junior Stock), in each case if, at the time of such purchase, redemption or other acquisition, dividends on the Series A Preferred Stock have not been paid in full in cash.

(2)                                 Amendment of Series A Preferred Stock.  The amendment, alteration, modification or repeal (whether by merger, consolidation, by operation of law or otherwise) of any provisions of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws in any manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder thereof.

(3)                                 Authorizations and Reclassifications.  Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would, or the undertaking of any other action to, authorize, create, split, classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Junior Stock, Parity Stock (including additional shares of the Series A Preferred Stock other than shares of the Series A Preferred Stock issued as PIK Dividends) or Capital Stock that would rank senior to the Series A Preferred Stock.

(4)                                 Issuances.  Any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) of the Certificate of Incorporation (including this Certificate of Designations) or any provision thereof in any manner that would authorize or result in the issuance of, or the undertaking of any other action to authorize or issue, Parity Stock (including additional shares of the Series A Preferred Stock other than shares of the Series A Preferred Stock issued as PIK Dividends) or Capital Stock that would rank senior to the Series A Preferred Stock.

(5)                                 Changes in the Size of the Board.  (A) The amendment, alteration, modification or repeal (whether by merger, consolidation, by operation of law or otherwise) of any provisions of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that increases or decreases the size of the Board of Directors after the Original Issuance Date or (B) the authorization or adoption of any resolution that would have the effect of increasing or decreasing the number of directors constituting the Board of Directors

(6)                                 Nominating Committee and Related Changes.  Any (A) amendment, alteration, modification or repeal (whether by merger, consolidation, by operation of law or otherwise) of any provisions of (i) the charter of the Nominating Committee (and any related organizational documents) or (ii) the Company’s corporate governance guidelines (or similar document) addressing any matters concerning the Nominating Committee or (B) increase or decrease in the size of the Nominating Committee.

(7)                                 2018 Budget.  Approval of the Company’s budget for the fiscal-year 2018.

(8)                                 Bankruptcy.  Any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by the Company or any Subsidiary of the Company.

(9)                                 Strategy.  Any change in the principal business of the Company or its Subsidiaries, taken as a whole, or the entry into any line of business (whether by merger, consolidation, acquisition of stock or assets or otherwise) outside of its existing line of businesses by the Company or any of its Subsidiaries, or any agreement or understanding to do any of the foregoing.

(b)                                 Additional Investor Rights as to Particular Matters.

(1)                                 EBITDA Non-Compliance.  In addition to any vote or consent of stockholders of the Company required by applicable law or by the Certificate of Incorporation, for so long as the holders of the Series A Preferred Stock have a right to elect a director pursuant to Section 8(b), if the Company is in EBITDA Non-Compliance, with respect to any action specified in clauses (A) through (C) below, the Company shall not, and shall not permit any of its Subsidiaries to, take, agree or otherwise commit to take any of the following actions without the prior written consent of the Investor:

(A)                               Incurrence of Indebtedness.  The incurrence of any indebtedness by the Company or its Subsidiaries pursuant to any Debt Document in an aggregate principal amount in excess of ten million dollars ($10,000,000) (with “principal amount” for purposes of this definition to include undrawn committed or available amounts) or the entry into, modification, amendment or renewal by the Company or its Subsidiaries of any Debt Document in respect of indebtedness in an aggregate principal amount in excess of ten million dollars ($10,000,000) (with “principal amount” for purposes of this definition to include undrawn committed or available amounts).

(B)                               Business Combinations and Other Transactions.  Entry into or consummation of (i) any Business Combination, joint venture or corporate reorganization by the Company or any of its Subsidiaries or (ii) the purchase, sale, lease, encumbrance, license or other transfer, acquisition or disposition of any material assets, securities, properties, interests or businesses of the Company or any Subsidiary, in each case of clause (i) or (ii), where the fair market value or purchase price exceeds five million dollars ($5,000,000) individually or ten million dollars ($10,000,000) in the aggregate in a fiscal year.

(C)                               Capital Expenditures.  Authorize, or make any commitment with respect to, capital expenditures of the Company and its Subsidiaries in excess of twenty-five million dollars ($25,000,000) in the aggregate in a fiscal year.

For purposes of this Certificate of Designations, the Company shall be in “EBITDA Non-Compliance” with respect to any action: (i) in all cases prior to the public announcement of the completion of the Financial Restatement (as defined in the Securities Purchase Agreement); and (ii) following the later of December 31, 2017 and the public announcement of the completion of the Financial Restatement (as defined in the Securities Purchase Agreement), if either (x) the Company generated less than seventy-five million dollars ($75,000,000) of LTM EBITDA for the twelve-month period ended on the last day of the most recently completed fiscal quarter of the Company prior to the taking of such action or (y) the Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Company prior to the taking of such action (the

“Applicable Quarter”) is equal to or greater than the level shown in the table below for the Applicable Quarter:

Quarter Ended	Level
December 31, 2017	5.5:1
March 31, 2018	5.25:1
June 30, 2018	5:1
September 30, 2018	4.75:1
December 31, 2018	4.5:1
March 31, 2019 and all periods thereafter	4:1

(2)                                 Pro Forma Leverage Ratio Test For Certain Actions.  In addition to any vote or consent of the stockholders of the Company required by law or by the Certificate of Incorporation and any consent of the Investor required pursuant to Section 9(b)(1), for so long as the holders of the Series A Preferred Stock have a right to elect a director under Section 8(b), the Company shall not, and shall not permit any of its Subsidiaries to, take, agree or otherwise commit to take any action specified in Section 9(b)(1)(A) or Section 9(b)(1)(B) without the prior written consent of the Investor if the Pro Forma Leverage Ratio in respect of such action is greater than 4:1.

(3)                                 Determination of LTM EBITDA and Leverage Ratio.  Promptly following the end of each fiscal quarter of the Company, the Audit Committee of the Board of Directors shall, in good faith, determine the amount of LTM EBITDA of the Company for the twelve-month period ended on the last day of such fiscal quarter (such amount, which in all cases (A) shall exclude extraordinary items, minority interests, and divested or discontinued operations, and non-traditional revenue and (B) shall not be adjusted for cost reduction actions effected after the Original Issue Date, as so determined by the Audit Committee of the Board, “LTM EBITDA” for such fiscal quarter) and the Leverage Ratio Calculation as of the end of such fiscal quarter (as so determined by the Audit Committee, the “Leverage Ratio”), and promptly thereupon the Company shall notify the Investor in writing of such determination and calculations

(4)                                 Annual Budget.  Following the Investor’s approval of the budget for the fiscal-year 2018, any subsequent annual budget will be reviewed and discussed with the Investor at least 30 days prior to approval by the Company and/or the Board of Directors.

(c)                                  Changes after Provision for Redemption.  No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 9 if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section 9, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust for redemption for the sole benefit of the holders of the Series A Preferred Stock, in each case, pursuant to Section 5 above.

Section 10                                      Voting.

(a)                                 The holders of shares of Series A Preferred Stock shall be entitled to notice of any meeting of the stockholders of the Company in accordance with the applicable provisions of the Bylaws.  Each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.  The holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or electronics transmission of the holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

(b)                                 In addition to any vote (or action taken by written consent) of the holders of the shares of Series A Preferred Stock as a separate class provided for herein or by the General Corporation Law of the State of Delaware, the holders of shares of the Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock (and any other class or series that may similarly be entitled to vote with the holders of Common Stock) on all matters submitted to a vote or to the consent of the stockholders of the Company (including the election of directors) as one class.  In any such vote or action, each holder of shares of Series A Preferred Stock shall be entitled to vote, for each share of Series A Preferred Stock, a number of votes equal to the Conversion Rate; provided, however, that, with respect to any vote taken prior to the receipt of Stockholder Approval, if  the sum, without duplication, of (A) the aggregate voting power of the Conversion Shares held by the Capped Holders at the record date of determination of the stockholders entitled to vote on the applicable matter or, if no such record date is established, at the date such vote is taken, plus (B) the aggregate voting power of the shares of Series A Preferred Stock held by the Capped Holders as of such record date or such time, as applicable, would exceed 19.99% of the total voting power (without regard to this proviso) of the Voting Stock outstanding at such date or time, then, with respect to such shares, the Capped Holders shall be entitled to cast a number of votes equal to 19.99 % of such total voting power (after giving effect to this proviso) (the “Voting Cap”).

(c)                                  Record Holders. To the fullest extent permitted by applicable law, the Company may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

Section 11                                      Notices.

(a)                                 General.  All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation.  Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

(b)                                 Notice of Certain Events.  The Company shall, to the extent not included in the Exchange Act reports of the Company, provide reasonable written notice to each holder of the Series A Preferred Stock of any event that has resulted in (i) a Fundamental Change and (ii) an event the occurrence of which would result in an adjustment to the Conversion Rate, including the then applicable Conversion Rate.

Section 12                                      Replacement Certificates.  The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 13                                      Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law and regulation.  Anything in this Certificate of Designations notwithstanding, upon receipt of the Stockholder Approval, the redemption, conversion and voting limitations applicable to the Capped Holders shall cease to be of any further force and effect and the Capped Holders shall permanently cease to be subject to any such limitations (including the limitations of the application of the Conversion Cap or Voting Cap).

Section 14                                      Further Assurances.  The Company shall take such actions as are reasonably required in order for the Company to satisfy its obligations under this Certificate of Designations, including, without limitation, using reasonable best efforts in obtaining the approval of the holders of any class or series of Capital Stock, reflecting the increase in the outstanding shares of the Series A Preferred Stock as a result of the PIK Dividends on the stock transfer books of the Company or making any filings, in each case as required pursuant to applicable law or the listing requirements (if any) of any national securities exchange on which any class or series of Capital Stock is then listed or traded. The Company further agrees to cooperate with the holders of Series A Preferred in the making of any filings under applicable law that are to be made by the Company or any such holder in connection with any PIK Dividends or the exercise of any such holder’s rights hereunder.

Section 15                                      Amendment.  This Certificate of Designations may only be altered, amended, or repealed by the affirmative vote of a majority of the whole Board of Directors and holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class.

Section 16                                      Waiver.  Any provision in this Certificate of Designations to the contrary notwithstanding, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 17                                      Severability.  If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by its undersigned duly authorized officer this 15th day of February, 2018.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ Glenn Lurie
Name:	Glenn Lurie
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]